EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-189095, 333-202176, 333-142007 and 333-168946) and the Registration Statements on Form S-3 (Nos. 333-210920 and 333-210918) of T-Mobile US, Inc. of our report dated February 7, 2018, except with respect to our opinion on the financial statements insofar as it relates to the change in the manner in which T-Mobile US, Inc. accounts for cash receipts and cash payments as described in Note 1, which is as of June 18, 2018, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in T-Mobile US, Inc.’s Current Report on Form 8-K dated June 18, 2018.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
June 18, 2018